Exhibit 10.32

COMSCORE, INC.
CHANGE OF CONTROL AND SEVERANCE AGREEMENT
This Change of Control and Severance Agreement (the “Agreement”) is made and entered into by and between William Livek (“Executive”) and comScore, Inc., a Delaware corporation (the “Company”), effective as of the date of closing of the Company’s acquisition of Rentrak Corporation (the “Effective Date”).
RECITALS
1.The Compensation Committee of the Board of Directors of the Company (the “Committee”) believes that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, to provide Executive with an incentive to continue his/her employment, and to motivate Executive to maximize the value of the Company for the benefit of its stockholders.
2.The Committee believes that it is imperative to provide Executive with certain severance benefits upon Executive’s termination of employment under certain circumstances. These benefits will provide Executive with enhanced financial security and incentive and encouragement to remain with the Company.
3.Certain capitalized terms used in the Agreement are defined in Section 6 below.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:
1.Term of Agreement. This Agreement will have an initial term of three (3) years commencing on the Effective Date (the “Initial Term”). On the third anniversary of the Effective Date, this Agreement will renew automatically for additional three (3) year terms (each an “Additional Term” and together with the Initial Term, the “Term”), unless either party provides the other party with written notice of non-renewal at least sixty (60) days prior to the date of automatic renewal; provided, however, that if the Company enters into a definitive agreement to be acquired and the transactions contemplated thereby would result in the occurrence of a Change of Control if consummated, then the Company will no longer be permitted to provide Executive with written notice to not renew this Agreement, and if the Change of Control is consummated, the Agreement will continue in effect through the longer of the date that is twelve (12) months following the effective date of the Change of Control or the remainder of the Term then in effect (for purposes of clarification, it will be possible for the Term of the Agreement to automatically extend after the Company enters into the definitive agreement, but before the Change of Control is consummated). If the definitive agreement is terminated without the transactions contemplated thereby having been

Exhibit 10.32

consummated and at the time of such termination there is at least twelve (12) months remaining in the Term, the Agreement will continue in effect for the remainder of the Term then in effect, but if there is less than twelve (12) months remaining in the Term then in effect, the Agreement will automatically extend for an additional three (3) years from the date the definitive agreement is terminated. If Executive becomes entitled to benefits under Section 3 during the term of this Agreement, the Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied.
2.At-Will Employment.    The Company    and Executive    acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law. If Executive’s employment terminates for any reason, Executive will not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, the payment of accrued but unpaid wages or other compensation, as required by law, as may otherwise be available in accordance with the Company’s established employee plans, and any unreimbursed reimbursable expenses, and this Agreement supersedes all prior agreements or arrangements relating to the same.
3.Severance Benefits.
(a)    Termination without Cause or Resignation for Good Reason Prior to a Change of Control. If the Company terminates Executive’s employment with the Company without Cause or if Executive resigns from such employment for Good Reason, and such termination occurs prior to a Change of Control, then subject to Section 4, Executive will receive the following:
(i)    Accrued Compensation. The Company will pay Executive all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to Executive under any Company-provided plans, policies, and arrangements.
(ii)    Severance Payment. Executive will be paid continuing payments of severance pay at a rate equal to Executive’s annual base salary, as then in effect, for two years from the date of such termination of employment, to be paid periodically in accordance with the Company’s normal payroll policies.
(iii)    Continued Executive Benefits. If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (A) a period coincident with the severance benefit period set forth above (two years) from the date of termination, or (B) the date upon which Executive and/or Executive’s eligible dependents become covered under similar plans. The reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy. Notwithstanding the foregoing, should the Company determine in its sole discretion that it cannot provide the above

Exhibit 10.32

COBRA benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to the Executive a taxable monthly payment for the same period in an amount equal to the monthly COBRA premium Executive would be required to pay to continue his or her group health coverage in effect on the date of his or her termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether the Executive elects COBRA continuation coverage.
(b)    Termination without Cause or Resignation for Good    Reason in Connection with a Change of Control. If the Company terminates Executive’s employment with the Company without Cause or if Executive resigns from such employment for Good Reason, and such termination occurs on or within twelve (12) months after a Change of Control, then subject to Section 4, Executive will receive the following:
(i)    Accrued Compensation. The Company will pay Executive all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to Executive under any Company-provided plans, policies, and arrangements.
(ii)    Severance Payment. Executive will receive a lump sum payment (less applicable withholding taxes) equal to two years of Executive’s annual base salary as in effect immediately prior to Executive’s termination date or, if greater, at the level in effect immediately prior to the Change of Control.
(iii)    Continued Executive Benefits. If Executive elects continuation coverage pursuant to the COBRA within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (A) a period coincident of two years from the date of termination, or (B) the date upon which Executive and/or Executive’s eligible dependents become covered under similar plans. The reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy. Notwithstanding the foregoing, should the Company determine in its sole discretion that it cannot provide the above COBRA benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to the Executive a taxable monthly payment for the same period in an amount equal to the monthly COBRA premium Executive would be required to pay to continue his or her group health coverage in effect on the date of his or her termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether the Executive elects COBRA continuation coverage.
(iv)    Vesting Acceleration of Equity Awards. One hundred percent (100%) of Executive’s then outstanding and unvested Equity Awards as of the date of the Change of Control

Exhibit 10.32

will become vested in full and otherwise will remain subject to the terms and conditions of the applicable Equity Award agreement.
(c)    Vesting Acceleration of Equity Awards Following Change of Control. If Executive remains employed by or continues to provide services to the Company through the one-year anniversary of a Change of Control, one hundred percent (100%) of Executive’s then outstanding and unvested Equity Awards as of the date of the Change of Control will become vested in full and otherwise will remain subject to the terms and conditions of the applicable Equity Award agreement.
(d)    Voluntary Resignation; Termination for Cause. If Executive’s employment with the Company terminates (i) voluntarily by Executive (other than for Good Reason during the period that is on or within twelve (12) months after a Change of Control) or (ii) for Cause by the Company, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.
(e)    Disability; Death. If the Company terminates Executive’s employment as a result of Executive’s Disability, or Executive’s employment terminates due to his or her death, then Executive will not be entitled to receive any other severance or other benefits, except for those (if any) as may then be established under the Company’s then existing written severance and benefits plans and practices or pursuant to other written agreements with the Company.
(f)    Exclusive Remedy. In the event of a termination of Executive’s employment as set forth in Section 3(a) and (b) of this Agreement, the provisions of Section 3 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company otherwise may be entitled, whether at law, tort or contract, in equity, or under this Agreement (other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses). Executive will be entitled to no benefits, compensation or other payments or rights upon a termination of employment other than those benefits expressly set forth in Section 3 of this Agreement.
4.Conditions to Receipt of Severance
(a)    Release of Claims Agreement. The receipt of any severance payments or benefits pursuant to this Agreement is subject to Executive signing and not revoking a separation agreement and release of claims in a form acceptable to the Company (the “Release”), which must become effective and irrevocable no later than the sixtieth (60th) day following Executive’s termination of employment (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any right to severance payments or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Release actually becomes effective and irrevocable. Except as required by Section 4(c),

Exhibit 10.32

any severance payments or benefits under this Agreement will be paid, or, in the case of installments, will commence, in the first payroll following the effective date of the Release, but not later than fourteen (14) days following the effective date of the Release.
(b)    Confidential Information and    Invention Assignment Agreements. Executive’s receipt of any payments or benefits under Section 3 will be subject to Executive continuing to comply with the terms of the At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement most recently entered into, between the Company and Executive, as such agreement may be amended from time to time.
(c)    Section 409A.
(i)    Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.
(ii)    It is intended that none of the severance payments under this Agreement will constitute “Deferred Payments” but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in Section 4(c)(iv) below or resulting from an involuntary separation from service as described in Section 4(c)(v) below. However, any severance payments or benefits under this Agreement that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 4(c)(iii). Except as required by Section 4(c)(iii), any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will (60th) be paid to Executive on the sixtieth (60) day following Executive’s separation from service and the remaining payments shall be made as provided in this Agreement.
(iii)    Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable

Exhibit 10.32

in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but before the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.
(iv)    Any    amount    paid    under    this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (i) above.
(v)    Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of clause (i) above.
(vi)    The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition before actual payment to Executive under Section 409A.
5.Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s benefits under Section 3 will be either:
(a)    delivered in full, or
(b)    delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments; (ii) cancellation of awards granted “contingent on

Exhibit 10.32

a change in ownership or control” (within the meaning of Code Section 280G), (iii) cancellation of accelerated vesting of equity awards; (iv) reduction of employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s equity awards.
Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5 will be made in writing by the Company’s independent public accountants immediately prior to a Change of Control or such other person or entity to which the parties mutually agree (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may incur in connection with any calculations contemplated by this Section 5.
6.Definition of Terms. The following terms referred to in this Agreement will have the following meanings:
(a)    Cause. “Cause” will mean:
(i)    Executive’s    indictment, plea of nolo contendere or conviction, of any felony or of any crime involving dishonesty by Executive;
(ii)    a material breach by Executive of Executive’s duties or of a Company policy; or
(iii)    a commission of any act of dishonesty, embezzlement, theft, fraud or misconduct by Executive with respect to the Company, any of which in the good faith and reasonable determination of the Board or the Compensation Committee of the Board (the “Compensation Committee”) is materially detrimental to the Company, its business or its reputation.
(b)    Change of Control. “Change of Control” will mean the occurrence of any of the following events:
(i)    Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company, except that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board of Directors (the “Board”) will not be considered a Change of Control; or

Exhibit 10.32

(ii)    Change in Effective Control of the Company.    A change in the
effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change of Control; or
(iii)    Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection 6(b)(iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
For these purposes, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.
Notwithstanding the foregoing provisions of this definition, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.
(c)    Disability. “Disability” will mean that Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate Executive’s employment. In the event that Executive resumes the performance of substantially all of his or her duties hereunder before the termination of his or her employment becomes effective, the notice of intent to terminate will automatically be deemed to have been revoked.
(d)    Equity Awards. “Equity Awards” will mean an Executive’s then unvested outstanding stock options, stock appreciation rights, restricted stock units and other Company equity compensation awards.
(e)    Good Reason.    “Good Reason” will mean Executive’s termination of employment within ninety (90) days following the expiration of any cure period (discussed below) following the occurrence of one or more of the following, without Executive’s consent:

Exhibit 10.32

(i)    A material diminution in the Executive’s base compensation (unless such reduction is done as part of a reduction program effective for all of the Company’s senior level executives);
(ii)    A material reduction of Executive’s authority or responsibilities, relative to Executive’s authority or responsibilities in effect immediately prior to such reduction, or, following a Change of Control, a change in the Executive’s reporting position. Any change which results in Executive’s ceasing to serve as the Executive Vice Chairman and President of a publicly held company (other than as the result of his voluntary resignation not at the request of the successor or its parent) will be deemed to constitute a material change or reduction in Executive’s authority and responsibilities constituting grounds for a Good Reason termination; or
(iii)    the relocation of Executive’s primary workplace to a location more than fifty (50) miles away from Executive’s workplace in effect immediately prior to such relocation.
In addition, in order for a voluntary termination to be considered a termination for “Good Reason,” Executive must provide written notice to the Company of the existence of one or more of the above conditions within ninety (90) days of its initial existence and the Company must be provided at least thirty (30) days from the notice to remedy the condition.
(f)    Section 409A Limit. “Section 409A Limit” will mean the lesser of two (2)
times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to
Executive during the Executive’s taxable year preceding the Executive’s taxable year of Executive’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.
7.Successors.
(a)    The Company’s Successors.    Any successor to the Company (whether
direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7 or which becomes bound by the terms of this Agreement by operation of law.
(b)    Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or

Exhibit 10.32

legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
8.Notice.
(a)    General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when sent electronically or personally delivered when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or when delivered by a private courier service such as UPS, DHL or Federal Express that has tracking capability. In the case of Executive, notices will be sent to the e-mail address or addressed to Executive at the home address, in either case which Executive most recently communicated to the Company in writing. In the case of the Company, electronic notices will be sent to the e-mail address of the Chief Executive Officer and the General Counsel and mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its Chief Executive Officer and General Counsel.
(b)    Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 8 of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than ninety (90) days after the giving of such notice).
9.Miscellaneous Provisions.
(a)    No Duty to Mitigate.    Executive will not be required to mitigate the
amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.
(b)    Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(c)    Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
(d)    Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect

Exhibit 10.32

to the subject matter hereof. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Agreement.
(e)    Choice of Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the Commonwealth of Virginia (with the exception of its conflict of laws provisions). Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) will be commenced or maintained in any state or federal court located in the jurisdiction where Executive resides, and Executive and the Company hereby submit to the jurisdiction and venue of any such court
(f)    Severability.    The invalidity or unenforceability of any provision or
provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.
(g)    Withholding.    All payments made pursuant to this Agreement will be
subject to withholding of applicable income, employment and other taxes.
(h)    Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
[Signature Page to Follow]

Exhibit 10.32

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	COMSCORE, INC.

By:
	Name:	Christiana Lin
	Title:	EVP, General Counsel Chief Privacy Officer
	Date:	September 28, 2015

EXECUTIVE	By:
	Name:	William Livek
	Date:	September 28, 2015